UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 21, 2010
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As disclosed in previous filings, on April 23, 2010, Delta filed a request for increased base rates with the Kentucky Public Service Commission.  This general rate case, Case No. 2010-00116, requested an annual revenue increase of approximately $5.3 million, an increase of 11.5%.  The rate case utilized a test year of the twelve months ended December 31, 2009 and requested a return on common equity of 12.0%.

On October 21, 2010, the Kentucky Public Service Commission issued an order in the general rate case increasing Delta's base rates to provide an additional $3,291,000 in annual revenues based upon a 10.4% allowed return on common equity.  A majority of the increase is allocated to Delta's fixed monthly customer charge as opposed to the volumetric rate, and therefore the increase in revenue will be less dependent on customer usage and should occur more evenly throughout the year.  The increased base rates are effective for service rendered on and after October 22, 2010.

In addition to the increased base rates, the order approved the proposed depreciation rates, the pipe replacement program and a proposed change to the gas cost recovery clause, all filed with the rate case.  The depreciation study provided for an increase in the depreciation rates used to depreciate property, plant and equipment.  The pipe replacement program will allow the Company to adjust rates annually to earn a return on capital expenditures incurred subsequent to the test year which are associated with the replacement of pipe and related facilities.  The pipe replacement program is designed to additionally recover the costs associated with the mandatory retirement or relocation of facilities.  Additionally, the order approved a change to the gas cost recovery clause to include the uncollectible gas cost portion of bad debt expense as a component of the gas cost recovery rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: October 26, 2010	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary